Exhibit 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES THIRD QUARTER RESULTS

Company Provides Guidance for 2005, including 33% Earnings Per Share Growth

Highlights:

•	Earnings per share of $1.94, including the gain on the Spanish transaction

•	Earnings per share from continuing operations increased 23% to $0.27 (excluding the charge for the early termination of the Company’s credit facility)

•	Entered into national agreement with Ascension Health, the nation’s largest nonprofit health system

•	Announced the addition of 16 new facilities

Dallas, Texas (October 28, 2004) - United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the third quarter and nine months ended September 30, 2004. As a result of the previously announced sale of its Spanish operations, which was completed on September 9, 2004, all results of operations referenced in this press release have been revised to reflect only continuing operations. The Company’s discontinued operations for the third quarter of 2004 include a gain of $50.2 million ($1.71 per diluted share) on the sale of the Spanish operations.

     For the third quarter ended September 30, 2004, net revenues were $100.2 million, up 22% from $82.1 million in the prior year third quarter. Excluding the effect of foreign currency translation, net revenues for the quarter increased 19%. Net income from continuing operations for the third quarter of 2004 increased 23% to $7.8 million, or $0.27 per diluted share, excluding a $1.1 million ($0.04 per diluted share) charge for the early termination of the Company’s credit facility, compared with $6.4 million, or $0.22 per diluted share, for the prior year period. Earnings before interest, taxes, depreciation and amortization less minority interests increased 17% to $25.3 million for the third quarter of 2004, versus $21.6 million for the third quarter of 2003. Company-wide same-facility net revenue for the third quarter of 2004 increased 13% over the prior year third quarter, resulting from a 9% increase for facilities in the U.S. and a 43% increase for facilities in the United Kingdom (26% before the effect of foreign currency translation).

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USPI Announces Third Quarter Results

October 28, 2004

     Cash flow from operations for the third quarter of 2004 totaled $36.8 million compared with $29.2 million for the prior year third quarter. The prior year period had a $4 million non-recurring cash inflow due to the OrthoLink restructure. During the third quarter of 2004, the Company invested approximately $1.7 million in maintenance capital and an additional $2.1 million to expand existing facilities. In addition, the Company received $145 million in net proceeds from the completion of the sale of its Spanish operations.

     For the nine months ended September 30, 2004, net revenues were $295.0 million, up 25% from $236.3 million in the prior year period. Excluding the effect of foreign currency translation, net revenues for the nine months ended September 30, 2004, increased 22%. Net income from continuing operations for the nine months ended September 30, 2004, increased 32% to $24.2 million, or $0.83 per diluted share, excluding the charge for the early termination of the Company’s credit facility, compared with $18.4 million, or $0.66 per diluted share, for the prior year period. Earnings before interest, taxes, depreciation and amortization less minority interests increased 22% to $76.9 million for the nine months ended September 30, 2004, versus $63.1 million for the same period of 2003. Company-wide same-facility net revenue for the nine months ended September 30, 2004, increased 21% over the nine months ended September 30, 2003, resulting from a 19% increase for facilities in the U.S. and a 37% increase for facilities in the United Kingdom (21% before the effect of foreign currency translation).

     Cash flow from operations for the nine months ended September 30, 2004, totaled $76.6 million compared with $71.5 million for the same period in 2003. The prior year period had an $11 million non-recurring cash inflow due to the OrthoLink restructure. During the nine months ended September 30, 2004, the Company invested approximately $10.1 million in maintenance capital and an additional $14.1 million to expand existing facilities.

     The Company’s EBITDA margin decreased by 150 basis points to 31.8%. The third quarter losses at two start-up surgical hospitals reduced margins by 100 basis points and earnings per share by $0.02, which was partially offset by a $0.01 benefit from reductions in provisions for state income taxes.

     Domestic same-facility surgical cases in the third quarter increased 5%. Cases were adversely affected by hurricanes, the lapse of a managed care contract and the winding down of operations of two facilities, which are expected to close in the fourth quarter. These two facilities, which do not have hospital partners, are in the process of being merged into facilities that will be owned in partnership with not-for-profit hospitals and physicians. Volume has begun to reduce at these facilities in anticipation of the closings. These events reduced domestic case volume growth by 200 basis points.

     On a year-over-year basis, domestic same-facility margins were down 240 basis points to 34.4% for the third quarter. The combination of expected decreases in California (January 2004) and Texas (September 2004) workers compensation reimbursement and the lapse of a managed care contract adversely affected domestic same-facility margins by approximately 250 basis points for the third quarter.

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USPI Announces Third Quarter Results

October 28, 2004

     The Company continued to make progress in its efforts to increase its U.S. base of facilities. During the quarter, United Surgical Partners International entered into a national agreement with Ascension Health, opened three de novo facilities with existing hospital partners, acquired a Reading, Pennsylvania-based surgery center in partnership with physicians and also added two facilities in Oklahoma City through a new hospital joint venture with Integris Health, Oklahoma’s largest not-for-profit healthcare system.

     Subsequent to the end of the third quarter, the Company completed its previously announced transaction adding five surgery centers in the Chicago market. In addition, the Company entered into its second joint venture with an Ascension system hospital. This new joint venture with St. Agnes Hospital operates a surgical facility in the Baltimore, Maryland market. Also, the Company entered a joint venture agreement with Sarasota Memorial Hospital, located in Sarasota, Florida, to merge the Company’s current facility with a hospital-operated surgical facility.

     The Company also announced the completion of its acquisition of Specialty Surgicenters, Inc. (SSI), which operates four surgical centers. Two of the SSI surgery centers are located in New Jersey, which complements the Company’s current centers in New Jersey that are operated in partnership with Meridian Health System. The remaining two facilities are located in Ft. Lauderdale, Florida, and Tulsa, Oklahoma. In total, these transactions in the third quarter and those subsequent to that period represent an addition of 16 facilities.

     The Company continues to make progress on its de novo strategy. In addition to the seven de novo facilities that the Company has opened year-to-date in 2004, the Company expects to open another five facilities in the fourth quarter, one of which replaces an existing facility the Company operates in Nashville, Tennessee. All of these de novos are in partnership with not-for-profit hospitals. In total, the Company expects to add 23 facilities during 2004, 15 of which are in partnership with not-for-profit hospitals. The Company is currently developing an additional 11 facilities, all of which are expected to open subsequent to the end of the fiscal year and 10 of which are being developed with not-for-profit hospital partners.

     As a result of the Spanish transaction, the Company is adjusting its previous 2004 guidance of $1.33 — $1.35 earnings per share to a range of $1.12 - $1.14 earnings per share from continuing operations. This revision in guidance reflects a $0.23 reduction as a result of the sale of the Spanish operations and recent acquisition activity.

     For full year 2005, the Company expects earnings per share in the range of $1.48 — $1.53, excluding future acquisitions. Revenues are expected to be approximately $480 — $490 million. Same-facility revenue growth is estimated to be between 9% and 12%. Cash flow from operations is projected to be between $80 — $90 million and investments in capital expenditures are expected to be approximately $30 million. Therefore, the Company expects to generate $50 - $60 million of free cash flow, which together with the remaining cash proceeds from the Spanish transaction will be available to invest in de novos and future acquisitions. The Company expects to add 12 to 15 new facilities in 2005, with the majority being de novo facilities.

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USPI Announces Third Quarter Results

October 28, 2004

     In closing, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “The strategy of aligning ourselves with the nation’s leading not-for-profit health systems, combined with our strong balance sheet, positions our Company very well to continue to operate our facilities efficiently, and develop or acquire new facilities.”

     The live broadcast of United Surgical Partners International’s conference call will begin at 11:00 a.m. Eastern Time on October 29, 2004. A 30‑day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.fulldisclosure.com.

     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 84 surgical facilities. Of the Company’s 81 domestic facilities, 45 are jointly owned with 22 not-for-profit healthcare systems. The Company also operates three facilities in London, England.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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USPI Announces Third Quarter Results

October 28, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$100,179	$82,069	$294,976	$236,271

Operating expenses:
Salaries, benefits and other employee costs	25,304	18,798	71,973	53,601
Medical services and supplies	16,144	12,231	45,875	35,361
Other operating expenses	18,292	15,472	52,477	43,938
General and administrative expenses	6,402	6,339	20,351	18,579
Provision for doubtful accounts	2,226	1,941	5,824	5,057
Depreciation and amortization	6,924	5,883	19,823	16,662

Total operating expenses	75,292	60,664	216,323	173,198

Operating income	24,887	21,405	78,653	63,073
Interest expense, net	(6,649)	(6,099)	(19,507)	(17,641)
Loss on early termination of credit facility	(1,635)	—	(1,635)	—
Other	175	589	205	697

Income before minority interests	16,778	15,895	57,716	46,129
Minority interests in income of consolidated subsidiaries	(6,495)	(5,700)	(21,556)	(16,614)

Income from continuing operations before income taxes	10,283	10,195	36,160	29,515
Income tax expense	(3,548)	(3,834)	(13,003)	(11,084)

Income from continuing operations	6,735	6,361	23,157	18,431
Discontinued operations, net of tax	50,249	(785)	54,341	2,440

Net income	$56,984	$5,576	$77,498	$20,871

Earnings per diluted share:
Continuing operations	$0.23	$0.22	$0.79	$0.66
Discontinued operations	1.71	(0.02)	1.86	0.08

Total	$1.94	$0.20	$2.65	$0.74

Shares used in computing diluted earnings per share	29,329	28,398	29,257	28,033

Supplemental Data:
EBITDA less minority interests	$25,316	$21,588	$76,920	$63,121
Facilities operated at period end	74	71	74	71

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USPI Announces Third Quarter Results

October 28, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$204,773	$28,519
Accounts receivable, net of allowance for doubtful accounts of $5,942 and $8,838, respectively	32,715	56,591
Other receivables	14,229	20,168
Inventories	6,490	9,024
Other	13,315	19,295

Total current assets	271,522	133,597

Property and equipment, net	240,358	348,063
Investments in affiliates	40,112	32,104
Intangible assets, net	312,771	326,645
Other	28,985	30,100

Total assets	$893,748	$870,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,128	$36,453
Accrued expenses and other	77,266	50,393
Current portion of long-term debt	14,253	16,794

Total current liabilities	104,647	103,640

Long-term debt	258,437	287,950
Other liabilities	32,093	42,306

Total liabilities	395,177	433,896

Minority interests	43,926	45,958

Common stockholders’ equity	454,645	390,655

Total liabilities and stockholders’ equity	$893,748	$870,509

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USPI Announces Third Quarter Results

October 28, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Earnings per diluted share:
Continuing operations (a)	$0.23	$0.22	$0.79	$0.66
Discontinued operations (b)	1.71	(0.02)	1.86	0.08

Total	$1.94	$0.20	$2.65	$0.74

(a) Diluted EPS from continuing operations:
Diluted EPS from continuing operations	$0.23	$0.22	$0.79	$0.66
Loss on early termination of credit facility	0.04	—	0.04	—

Diluted EPS from continuing operations, excluding loss on early termination of credit facility	$0.27	$0.22	$0.83	$0.66

(b) Diluted EPS from discontinued operations:
Income (loss) from discontinued Spanish operations	$—	$(0.02)	$0.14	$0.08
Gain on sale of Spanish operations	1.71	—	1.72	—

Diluted EPS from discontinued operations	$1.71	$(0.02)	$1.86	$0.08

Revenues:
Net patient service revenue	$87,179	$67,598	$251,934	$198,148
Management and administrative services revenue	9,089	9,482	28,296	26,681
Equity in earnings of unconsolidated affiliates	3,622	4,624	14,081	10,429
Other revenue	289	365	665	1,013

Total revenues	$100,179	$82,069	$294,976	$236,271

Unconsolidated Facilities (1):
Total revenue	$81,716	$65,443	$252,117	$168,417
Number of facilities	37	32	37	32

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

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USPI Announces Third Quarter Results

October 28, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information (continued)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Income from continuing operations	$6,735	$6,361	$23,157	$18,431
Income tax expense	3,548	3,834	13,003	11,084
Interest and other nonoperating expense	8,109	5,510	20,937	16,944
Depreciation and amortization	6,924	5,883	19,823	16,662

EBITDA (1) less minority interests	25,316	21,588	76,920	63,121
Minority interests in income of consolidated subsidiaries	6,495	5,700	21,556	16,614

EBITDA (1)	31,811	27,288	98,476	79,735

Provision for doubtful accounts	2,226	1,941	5,824	5,057
Amortization of debt issue costs, discount and deferred compensation	1,388	2,299	4,159	3,483
Interest and other nonoperating expense	(8,109)	(5,510)	(20,937)	(16,944)
Loss on early termination of credit facility	1,635	—	1,635	—
Income tax expense	(3,548)	(3,834)	(13,003)	(11,084)
Equity in earnings of unconsolidated affiliates	(3,622)	(4,624)	(14,081)	(10,429)
Net increases in cash from changes in operating assets and liabilities, net of effects of purchases of new businesses	15,025	11,636	14,500	21,650

Net cash provided by operating activities	$36,806	$29,196	$76,573	$71,468

(1)	EBITDA is calculated as operating income plus depreciation and amortization. United Surgical Partners International uses EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. EBITDA is commonly used as an analytical indicator within the health care industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation methods, EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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USPI Announces Third Quarter Results

October 28, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	September 30,
			%
	2004	2003	Change
Same-facility statistics:

Cases — United States (1)	71,966	68,510	5.0%

Net revenue/case — United States	$1,786	$1,717	4.0%

Net revenue — United States (in 000s)	$128,515	$117,630	9.3%

Facility EBITDA margin — United States	34.4%	36.8%	(240) bps

Adjusted admissions — United Kingdom	5,088	3,804	33.8%

Net revenue/adjusted admission — United Kingdom	$4,184	$3,926	6.6%

Net revenue — United Kingdom (in 000s)	$21,288	$14,935	42.5%

Net revenue/adjusted admission — United Kingdom (at constant currency translation rates)	$4,184	$4,433	(5.6)%

Facility EBITDA margin — United Kingdom	28.2%	26.3%	190 bps

Consolidated Facility Statistics:

Total cases — United States (2)	45,572	41,575	9.6%

Same-facility cases (without acquisitions) (2) (3)	43,392	41,575	4.4%

Total adjusted admissions — United Kingdom	5,088	3,804	33.8%

Same-facility adjusted admissions (without acquisitions) (3)	5,088	3,804	33.8%

Total consolidated facilities	36	29

(1)	Cases are included in both periods for current year acquisitions.
(2)	Includes 4,578 cases in 2003 for centers that became consolidating after the third quarter of 2003.
(3)	Excludes acquired facilities during the first year of ownership.

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